SCHEDULE 14A
                              (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
           Exchange Act of 1934 (Amendment No.                 )
Filed by the Registrant  x
Filed by a Party other than the Registrant

Check the appropriate box:
  Preliminary Proxy Statement
                                             Confidential, for Use of Commission
                                             Only (as permitted by Rule 14a-6(e)
                                             (2))
x  Definitive Proxy Statement
   Definitive Additional Materials
   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       Montgomery Ward Holding Corp.
             (Name of Registrant as Specified in Its Charter)


 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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     Item 22(a)(2) of Schedule 14A.
   $500 per each party to the controversy pursuant to Exchange Act Rules 14a-
     6(i)(3).
   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:


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       is calculated and state how it was determined):


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    Check box if any part of the fee is offset as provided by Exchange Act Rule
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previously.  Identify the previous filing by registration statement number, or
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

MONTGOMERY WARD HOLDING CORP.
Montgomery Ward Plaza
Chicago, Illinois 60671


NOTICE OF ANNUAL MEETING






    Notice is hereby given that the Annual Meeting of stockholders of Montgomery Ward Holding Corp. will be held at the corporate offices of Mont-gomery Ward Holding Corp., Montgomery Ward Plaza, Chicago, Illinois 60671 on Friday, May 12, 1995, at 8:00 A.M., to (i) elect directors; and (ii) transact such other business as properly may come before the meeting or any adjournment thereof.

    Stockholders of record at the close of business on April 26, 1995, are entitled to receive notice of, and to vote at, the meeting.



BY ORDER OF THE BOARD OF DIRECTORS,                          April 27, 1995
SPENCER H. HEINE
EXECUTIVE VICE PRESIDENT, SECRETARY
AND GENERAL COUNSEL

                              PROXY STATEMENT

                       MONTGOMERY WARD HOLDING CORP.
                           Montgomery Ward Plaza
                          Chicago, Illinois 60671
                              (312) 467-2000


    This Proxy Statement, dated April 27, 1995, is furnished in connection with the solicitation by the Board of Directors of Montgomery Ward Holding Corp. ("MW Holding" or the "Company") of proxies to be voted at the Annual Meeting of stockholders of Montgomery Ward Holding Corp. on May 12, 1995, and any adjournment thereof. This Proxy Statement, the accompanying Proxy and the Annual Report on Form 10-K are being mailed to stockholders on or about April 28, 1995. Business at the Annual Meeting is conducted in accordance with the procedures determined by the presiding officer.


RECORD DATE AND OUTSTANDING VOTING SECURITIES

    Stockholders of record at the close of business on April 26, 1995, are entitled to receive notice of the meeting and to vote the shares held on that date. The number of voting securities of MW Holding outstanding on April 26, 1995 was 19,052,149 shares of Class A Common Stock, Series 1, $0.01 par value ("Series 1 Shares"), owned by three stockholders of record; 163,359 shares of Class A Common Stock, Series 2, $0.01 par value ("Series 2 Shares", and, to-gether with the Series 1 Shares and shares of Common Stock, Series 3, $0.01 par value ("Series 3 Shares"), of which none were outstanding as of April 26, 1995, the "Class A Shares"), owned by one stockholder of record; and 25,000,000 shares of Class B Common Stock, $0.01 par value (the "Class B Shares" and to-gether with the Class A Shares, the "Common Stock"), owned by one stockholder of record. As of April 26, 1995, each share of Class A Common Stock, Series 1, Class A Common Stock, Series 2, Class A Common Stock, Series 3 and Class B Common Stock is entitled to one vote.


VOTING OF PROXIES

    Stockholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate box on the enclosed Proxy and sign, date and return the Proxy. If the enclosed Proxy is properly executed and returned to the Company in time for the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions of the stockholder giving the Proxy. A stockholder giving a proxy may revoke it at any time prior to its exercise by written notice of revocation to the Secretary of the Company, or by the execution of a proxy bearing a later date or by attending the meeting and voting in person.


QUORUM AND REQUISITE VOTE

    The holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting for the meeting to be held. The affirmative vote of a majority of the shares of Common Stock represented at the meeting, in person or by proxy, is required for approval of each matter to be voted upon, except as specifically provided to the contrary in this Proxy Statement. Pursuant to applicable Delaware law, only votes cast "for" a matter constitute affirmative votes. Votes "withheld" or abstaining from voting are counted for quorum purposes, but since they are not cast "for" a particular matter, they will have the same effect as negative votes or votes "against" a particular matter.


THE BOARD OF DIRECTORS

    Pursuant to the General Corporation Law of the State of Delaware, as implemented by MW Holding's Certificate of Incorporation and By-laws, all corporate powers are exercised by and under the direction of the Board of Directors, and MW Holding's business, property and affairs are managed by and under the direction of the Board.


ELECTION OF DIRECTORS

    The following persons have been nominated for election as directors of the
Company: Bernard F. Brennan, Richard Bergel, Spencer H. Heine, G. Joseph Reddington, John L. Workman, Myron Lieberman, Silas S. Cathcart,
Denis J. Nayden, James A. Parke and Daniel W. Porter. The Board of Directors recommends a vote for the election of each of such persons. If elected, directors will serve until the next Annual Meeting or until a successor is elected and qualified.

    Under that certain Stockholders' Agreement dated as of June 17, 1988, as amended to date (the "Stockholders' Agreement"), the By-laws of the Company shall provide (and the By-laws of the Company do so provide), and the parties to the Stockholders' Agreement agree to vote, for the election of a Board of Directors consisting of eleven members, six to be designated by the Designator (as defined in the Stockholders' Agreement) and five to be designated by General Electric Capital Corporation ("GE Capital"). Of the nominees listed below, Mr. Brennan, who is the Designator for these purposes, has designated himself and Messrs. Bergel, Heine, Reddington, Workman and Lieberman and GE Capital has designated Messrs. Cathcart, Nayden, Parke and Porter to be directors of the Company. GE Capital has not exercised its right to designate a nominee for director for one of the directorships.

    The persons named as proxies intend to vote all shares for which they receive proxies for the election of those of the nominees identified above who are so designated and available at the time of the election, unless such authority is withheld by the stockholders giving the proxy with respect to one or more of such nominees, in which case the shares will not be voted for the election of any directors as to whom such authority is withheld. If any nominee becomes unavailable for election for any reason, or is no longer designated by Mr. Brennan or GE Capital, as the case may be, at the time of the election, neither of which is anticipated, the shares represented by the proxies will be voted for any substitute nominee designated by Mr. Brennan or GE Capital, as applicable. The proxies cannot vote for a greater number of persons for elec-tion as directors of the Company than ten (10), the number of nominees named in this Proxy Statement.

    Information with respect to ages of the directors is as of April 2, 1995 and information as to their ownership of shares of MW Holding as of that date is provided under the caption "OWNERSHIP OF COMMON STOCK".

    The Board of Directors recommends a vote FOR each of the nominees listed below.

    Bernard F. Brennan, age 56, has been Chief Executive Officer and a director of the Company since February 9, 1988, has been Chairman since June 17, 1988, and was President from February 9, 1988 through September 10, 1992. Mr. Brennan has been Chief Executive Officer and a director of Montgomery Ward & Co., Incorporated, a wholly-owned subsidiary of the Company, ("Montgomery Ward"), since May 13, 1985, and became Chairman of Montgomery Ward on June 24, 1988. He served as President of Montgomery Ward from May 13, 1985 through September 10, 1992. Mr. Brennan has been a director of Itel Corporation since 1988 and a director of ANTEC Corporation since October 1993.

    Richard Bergel, age 59, has been Vice Chairman of the Company since June
25, 1993. Prior thereto, he was an Executive Vice President of the Company from June 17, 1988 through June 24, 1993. Mr. Bergel has been a director of the Company since June 24, 1988. Mr. Bergel has been Vice Chairman, Operations and Catalog of Montgomery Ward since June 25, 1993. Prior thereto, he served as Executive Vice President and President of Specialty Catalogs of Montgomery Ward from June 16, 1991 through June 24, 1993. Prior thereto, he was President of Store Operations of Montgomery Ward from March 3, 1989 through June 15, 1991. Mr. Bergel has served as Chairman and Chief Executive Officer of Lechmere, Inc., an indirect wholly-owned subsidiary of Montgomery Ward since March 30, 1994 and has served as Chief Executive Officer of Montgomery Ward Direct, L.P. ("MW Direct"), a partnership formed by subsidiaries of Montgomery Ward and subsidiaries of Fingerhut Companies, Inc. since October 21, 1991. Mr. Bergel also serves as a director of MW Direct.

    Spencer H. Heine, age 52, has been an Executive Vice President, Secretary and General Counsel of the Company since September 30, 1991 and a director since May 15, 1992. Prior thereto, he was Senior Vice President, Secretary and General Counsel of the Company from June 17, 1988 through September 29, 1991. Mr. Heine has been Executive Vice President, Secretary and General Counsel of Montgomery Ward and President--Montgomery Ward Properties since April 12, 1994. Prior thereto, Mr. Heine served as Executive Vice President, Legal and Financial Services of Montgomery Ward from September 30, 1991 to April 11, 1994. He served as Senior Vice President - Legal and Real Estate of Montgomery Ward from March 28, 1990 through September 29, 1991. Mr. Heine was Chairman and Chief Executive Officer of Signature Financial/Marketing, Inc., a wholly-owned sub-sidiary of Montgomery Ward ("Signature"), from March 8, 1993 to April 11, 1994. Prior thereto, he also served as President of Signature since September 30, 1991.

    G. Joseph Reddington, age 53, has been a director of the Company since September 22, 1994. Mr. Reddington has been Chairman and Chief Executive Officer of Signature since April 12, 1994. Prior thereto, he was President and Chief Executive Officer of Sears Canada, Inc. from 1989 until his retirement in December 1993. Mr. Reddington has been a director of TransWorld Airlines since August 1993 and a director of Loblaw Companies Ltd. since August 1994.

    John L. Workman, age 43, has been Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company since January 28, 1994. Prior thereto, he served as Senior Vice President, Chief Financial Officer and Assistant Secretary of the Company from August 31, 1992 through January 27, 1994 and as Vice President and Assistant Secretary of the Company from May 15, 1992 through August 30, 1992. Mr. Workman has been Executive Vice President and Chief Financial Officer of Montgomery Ward since January 28, 1994 and served as Senior Vice President and Chief Financial Officer from August 31, 1992 through January 27, 1994. Prior thereto, he served as Vice President and Corporate Controller of Montgomery Ward from January 16, 1991 through August 30, 1992 and as Corporate Controller of Montgomery Ward from August 2, 1988 through
January 15, 1991.

    Myron Lieberman, age 64, has been a director of the Company since June 25, 1988. He is a senior partner in the law firm of Altheimer & Gray and has practiced law in Chicago, Illinois since 1954.

    Silas S. Cathcart, age 68, has been a director of the Company since June
25, 1988. In January, 1990 Mr. Cathcart, who is retired, resigned as Chairman of Kidder, Peabody Group Inc. Mr. Cathcart has been a director of Illinois Tool Works, Inc. since 1964 and a director of General Electric Financial Services, Inc. and GE Capital since 1987. He also is a director of Quaker Oats Company, Baxter International and General Electric Company.

    Denis J. Nayden, age 40, has been a director of the Company since June 25, 1988. Mr. Nayden has been President and Chief Operating Officer of GE Capital since January 1, 1995. Mr. Nayden served as President and Chief Operating Officer of Kidder, Peabody Group, Inc. from June 1994 through December 1994. Prior thereto, Mr. Nayden was an Executive Vice President of GE Capital from February 1989 to June 1994. Mr. Nayden is a director of General Electric Financial Services, Inc., and GE Capital.

    James A. Parke, age 49, has been a director of the Company since April 27, 1990. He has been Senior Vice President - Finance of General Electric Financial Services, Inc. since November, 1989. Mr. Parke is a director of FGIC Corporation, Polaris Holding Co., GE Credit International, N.V. and Financial Guaranty Insurance Co.

    Daniel W. Porter, age 39, has been President and Chief Executive Officer of Retailer Financial Services, Inc., a wholly-owned subsidiary of GE Capital, since March 30, 1995. Prior thereto, he served as President and Chief Executive Officer of Retailer Financial Services -- North America from September 1993 through March 1995. He served as Vice President and General Manager of GE Capital's Private Label Financing business from April 1990 through September 1993. Prior thereto, Mr. Porter served as Vice President and Manager of GE Capital's Automobile Financial Ventures Group from November 1988 through April 1990.

    Information with respect to the executive officers of MW Holding is included in MW Holding's Annual Report on Form 10-K.


MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors of the Company holds regular meetings once each fiscal quarter. The Board of Directors held four (4) regular meetings and one
(1) special meeting in 1994. Messrs. Brennan and Bergel attended every meeting; Messrs. Heine, Lieberman and Nayden attended four (4) meetings; and Messrs. Reddington, Cathcart and Parke, each attended three (3) meetings. Bernard W. Andrews and David D. Ekedahl, who were directors of the Company during 1994, attended five (5) meetings and four (4) meetings, respectively.


COMMITTEES OF THE BOARD

    MW Holding does not have a nominating committee of the Board of Directors, as the designation of directors is governed by the By-laws of the Company and by the Stockholders' Agreement.

    While MW Holding does not have an audit committee, compensation committee, or a finance committee, its wholly-owned subsidiary, Montgomery Ward, has created Board Committees to address audits, compensation and finance.

    Audit. The Audit Committee of Montgomery Ward met two (2) times during 1994. Mr. Lieberman is chairman of the Committee, Messrs. Bergel and Parke are members and Mr. Workman is secretary. The primary functions of the Committee are to recommend independent public accountants to the Board of Directors, to review the scope of the independent public accountants' examination, to review the fees for audit and non-audit services by the independent public accountants and to consider the results of the independent public accountants' review of the internal accounting controls and other matters resulting from the audit.

    Compensation. The Compensation Committee of Montgomery Ward met once during 1994. Mr. Cathcart is chairman of the Committee, Mr. Brennan is a member and Mr. Robert A. Kasenter, Executive Vice President of the Company and Exec-utive Vice President, Human Resources of Montgomery Ward, is secretary.
Mr. Ekedahl served on the Compensation Committee during 1994. The function of the Committee is to review and make recommendations upon proposals by management as to compensation, bonuses, officers' severance arrangements and other benefits and policies respecting such matters for the officers and associates of Mont-gomery Ward.

    Finance. The Finance Committee of Montgomery Ward did not hold separate meetings during 1994. Mr. Heine is chairman of the Committee, Messrs. Bergel and Nayden are members and Mr. Workman is secretary. The functions of the Comm-ittee are to monitor the financial affairs and treasury functions of Montgomery Ward and report thereon, from time to time, to its Board of Directors.


DIRECTOR COMPENSATION ARRANGEMENTS

    Messrs. Cathcart and Lieberman are paid director fees of $6,000 per fiscal quarter, plus $1,500 for each meeting such director attends of the Board of Directors of MW Holding and Montgomery Ward, plus $1,500 for each meeting such director attends of a committee of MW Holding and Montgomery Ward of which such director is a member, provided that if a meeting of the Board of Directors of MW Holding is held jointly with or immediately prior to or following a meeting of the Board of Directors of Montgomery Ward, the aggregate fees for such meetings shall be $1,500, and provided further that if a meeting of a committee of MW Holding is held jointly with or immediately prior to or following a meeting of a committee of Montgomery Ward the aggregate fees for such meetings shall be $1,500. Such directors fees may be converted into Series 1 or Series 2 Shares pursuant to the Directors Fee Plan described below. Directors of the Company who are also executive officers of Montgomery Ward currently receive no directors fees or other compensation for their service as directors of the Com-pany. Likewise, directors of the Company who are designated by GE Capital (other than Mr. Cathcart) currently receive no directors fees or other compensation for their service as directors of the Company.

    In December 1990, the Board of Directors adopted a plan, which was approved by the shareholders in May 1991, allowing Messrs. Cathcart and Lieberman to elect to receive all or any portion of the fees for their services as directors of the Company and Montgomery Ward in Series 1 Shares. In May 1991, the Board of Directors amended and restated the plan as the Directors Plan (the "Directors Fee Plan") to permit (a) the participation of additional directors, (b) the re-ceipt of Series 2 Shares as well as Series 1 Shares and (c) the establishment of a committee (the "Directors Fee Plan Committee") to (i) administer the plan,
(ii) estimate director fees payable to directors for the fiscal year and (iii) permit directors to elect to receive Class A Shares with a value determined by the Directors Fee Plan Committee not to exceed the estimated fees. The Directors Fee Plan as so amended and restated was approved by the shareholders on May 17, 1991.

    Directors of the Company or Montgomery Ward other than members of the Directors Fee Plan Committee are eligible to participate in the Directors Fee Plan if designated by the Directors Fee Plan Committee.

The Directors Fee Plan Committee is comprised of not fewer than two directors who are appointed by the Board of Directors and who serve at the pleasure of the Board of Directors. The current members of the Directors Fee Plan Committee are Messrs. Brennan and Heine. Of the eight eligible directors, the Directors Fee Plan Committee has designated only Messrs. Cathcart and Lieberman as partici-pants in the Directors Fee Plan as of April 6, 1995. Pursuant to an irrevocable election made in 1992, each of Messrs. Cathcart and Lieberman has elected to re-ceive all of the fees earned by them for service as directors of the Company and of Montgomery Ward in Series 1 Shares. As of April 8, 1995, Messrs. Cathcart and Lieberman have acquired 6,171 and 7,188 Series 1 Shares, respectively, pur-suant to rights ("Conversion Rights") under the Directors Fee Plan.

    Conversion Rights are automatically granted after the end of each fiscal quarter of the Company to participating directors in a number determined by dividing the director fees for the fiscal quarter by the fair market value per share of the Company's Common Stock. The number of Class A Shares acquired pursuant to accelerated Conversion Rights (as described below) reduces the number of automatically granted Conversion Rights.

    The acquisition of Class A Shares by directors pursuant to Conversion
Rights does not require any direct payment by a director, but the director fees which otherwise would be payable to the director are reduced by such fair market value of the Class A Shares acquired. If directors acquire Class A Shares pursuant to Conversion Rights, the Company will pay the directors an amount sufficient to pay all applicable federal and state taxes payable by the direc-tors with respect to the Class A Shares acquired pursuant to Conversion Rights and the amount attributable to this payment.

    The Directors Fee Plan Committee decides based on the past service of the director whether there should be an acceleration of the grant of Conversion Rights based on an estimate of director fees for the fiscal year. If the grant of Conversion Rights is accelerated by the Directors Fee Plan Committee, the Directors Fee Plan Committee determines the number of Class A Shares to which the Conversion Rights relate, the value of the Class A Shares, the duration of the Conversion Rights and the limitations on the Class A Shares acquired pur-suant to the Conversion Rights. It is currently anticipated that any Class A Shares acquired pursuant to accelerated Conversion Rights would be forfeited to the extent a director does not earn the anticipated director fees for the fiscal year.

    The Board of Directors may amend or terminate the Directors Fee Plan, except that no such action by the Board of Directors may change the terms and conditions of any Conversion Rights previously granted in a manner adverse to the holder of the Conversion Right without the consent of such holder. Share-holder approval of an amendment to the Directors Fee Plan is necessary if re-quired for compliance with Rule 16b-3 ("Rule 16b-3") promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Act"), and the timing of certain amendments may be limited by Rule 16b-3. The Directors Fee Plan Committee has the right to make adjustments with respect to Conversion Rights if Montgomery Ward or the Company dissolves or is liquidated or upon the occurrence of a public offering of shares of the Company.

                          EXECUTIVE COMPENSATION

    The Company had no employees and paid no compensation in 1994. The following information details compensation accrued by Montgomery Ward and its subsidiaries to executive officers of the Company.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


Background

    During fiscal 1994, the Compensation Committee continued to implement an executive compensation program linked to the strategic goals of the Company by tying a significant portion of each executive's compensation to the Company's financial performance and related shareholder value. Key program components include base salary, annual incentives and long term incentives. The Compensation Committee believes that the strategic use of these program components provides the greatest opportunity to:

- - -   Attract and retain talented key executives in the competitive marketplace;

- - -   Provide individual performance-based awards which relate to Company and individual performance; and

- - -   Balance effort between short-term and long-term goals.

    As stated earlier, the function of the Compensation Committee is to review and make recommendations upon proposals by management as to the compensation, bonuses, officers' severance arrangements and other benefits and policies respecting such matters for the officers and associates of Montgomery Ward. The Compensation Committee is composed of two outside directors and Mr. Brennan.
Mr. Robert A. Kasenter is secretary of the Compensation Committee. Each year the Compensation Committee conducts a review of Montgomery Ward's executive compensation program, including, without limitation, Mr. Brennan's compensation. (Mr. Brennan does not participate in the evaluation of his own compensation.)
In determining the compensation levels and components, the Compensation Com-mittee considers several factors which include but are not limited to the following:

- - -   Independent compensation surveys of executive compensation for a peer group of retail companies. Two surveys used are prepared by Management Compensation Services ("MCS"), an affiliate of Hewitt Associates. One MCS survey includes 93 retail organizations averaging $4.3 billion in annual sales while the second MCS survey includes a sample of 10 large-volume mass merchants selected as a peer group for Montgomery Ward. The companies in the survey are not necessarily the same as the companies in the S&P Retail (General Merchandise) Index for which the cumulative return is shown on the Performance Graph;

- - -   Independent compensation surveys of executive compensation of a group of general industry companies. Two surveys used are the Hewitt Associates Total Compensation Database ("Hewitt Survey") and the Sibson's Management Compensation Survey ("Sibson Survey"). The Hewitt Survey is an annual survey providing comparative data for each of 38 executive positions, presented by company annual sales ranges. For 1993, 425 service and manufacturing companies participated in the Hewitt Survey and the average participant's sales volume was $6.4 billion. The Sibson Survey is an annual survey providing comparative data for each of 51 positions with compensation data on base salary and annual cash incentives presented by ranges such as sales. In 1993, 116 general industry corporations participated in the Sibson Survey and 57% of these companies had annual sales over $1.0 billion and 42% of these companies had 10,000 or more associates. The companies in the survey are not necessarily the same as the companies in the S&P 500 Index for which the cumulative return is shown on the Performance Graph;

- - -   Overall performance of each executive officer in order to emphasize pay for performance; and

- - -   Compensation levels which allow the Company to attract, retain, and enhance the development of knowledgeable key executives.

Base Compensation and Annual Incentives

    In determining the compensation for each executive officer, including Mr. Brennan, the Compensation Committee reviews information which averages the aggregate base compensation and short-term incentive compensation data for the executive officer position from each of the MCS Surveys, the Hewitt Survey and the Sibson Survey, with equal weight given to each survey. Subjective adjustments to such arithmetic average are made to adjust for company size, function, reporting relationships and individual performance. The resulting adjusted average aggregate base compensation and target annual incentive provide a guideline to the Compensation Committee and the committee of outside directors administering the incentive plans described below (the "Incentive Compensation Committee") for determining executive compensation. Base compensation and target annual incentives for individual executive officers vary from the guide-line based upon the Compensation Committee's and the Incentive Compensation Com-mittee's respective subjective judgment of Company and individual performance, experience and competitive considerations.

    Base compensation and annual incentives for executive officers are generally reviewed annually by the Compensation Committee and the Incentive Compensation Committee, respectively. Often, as part of the compensation pack-age offered to attract an executive officer to Montgomery Ward, base compensa-tion and annual incentives, sometimes for more than one year, as well as sever-ance arrangements are specified in an employment agreement. See the description of certain employment agreements under the heading "EMPLOYMENT CONTRACTS AND SEVERANCE ARRANGEMENTS."

Base Compensation

    Montgomery Ward's base compensation for its executive officers is designed to be generally competitive in the applicable marketplace. In this regard, the Compensation Committee evaluates the Company's base compensation levels against base compensation levels at a group of retail companies set forth in the MCS surveys described above. Moreover, because the pool of executives from which Montgomery Ward considers candidates is broader than the retail peer group, consideration is also given to general industry executive compensation levels as set forth in the Hewitt Survey and Sibson Survey described above.

    Within this general framework, an individual executive's base pay ultimately is determined by several subjective factors relating to that individual's historic performance and the Company's overall performance. The executive's individual performance is evaluated based upon financial performance and contribution of the area of the Company and its subsidiaries under his or her supervision. Financial performance is evaluated on both a short-term and long-term historical horizon. Factors other than pure financial performance are also taken into account by the Compensation Committee in setting individuals' base pay. Such other subjective factors include the executive's demonstrated ability to effectively implement strategic goals, provide leadership, and develop his or her associates.

    Mr. Brennan's base compensation remained at $950,000 throughout 1994, with a significant portion of his total compensation contingent on Company performance.

Annual Incentives

    In order to motivate executives, the Company's executive compensation program includes variable compensation components which can account for a significant portion of each executive's overall compensation. Such annual incentives paid for 1994 were up to 38% of base compensation. Annual incentives for 1994 were created through the Senior Executive Performance Management Pro-gram ("PMP"). PMP is an annual incentive program which links each executive's award to pre-tax earnings goals. Each goal is expressed in terms of a minimum, target and maximum payout. Separate targets are set for each of the spring and fall seasons. The Incentive Compensation Committee administers the PMP and de-termines target awards and pre-tax earnings goals. The current members of the Incentive Compensation Committee are Messrs. Cathcart and Lieberman. The Incen-tive Compensation Committee may reduce awards under the PMP based on Company and individual performance.

    Mr. Brennan's 1994 PMP award, based on attainment of Company pre-tax earnings goals, was $565,600, approximately 81% of his target award.

Long-Term Incentives

    The Company provides long term incentives for a select group of executives, and provides such incentives to the executive officers named in the Summary Compensation Table through the Executive Long-Term Incentive Plan. Other executives participate in a similar long-term incentive plan. The Executive Long-Term Incentive Plan provides for a significant portion of an executive's total compensation to be tied to performance against a predetermined set of long term strategic goals of the Company. The Executive Long-Term Incentive Plan generally consists of three-year cycles that can be initiated annually. The Incentive Compensation Committee administers the Executive Long-Term Incentive Plan and determines target performance objectives and target payouts. If performance objectives for pre-tax retail earnings and return on equity are achieved for any designated cycle, cash may be awarded to each participant based upon the base salary of such participant. The pre-tax earnings and return on equity objectives are weighted 60% and 40%, respectively. In general, target payouts for cycles ending in 1994 and thereafter are 85% of base salary for Mr. Brennan and 50% of base salary for the other executive officers named in the Summary Compensation Table. Satisfactory performance below or above target performance objectives are arithmetically interpolated to determine preliminary payouts. The Incentive Compensation Committee may reduce payouts based upon the results of Montgomery Ward against its objectives for the cycle and individual performance and no award would be given for performance below minimum perform-ance levels. The actual awards under the Executive Long-Term Incentive Plan for the cycle ending in 1994 to executive officers named in the Summary Compensation Table are set forth in the Summary Compensation Table under the heading "LTIP Payout".

    Mr. Brennan's Executive Long-Term Incentive Plan award is linked to predetermined long term pre-tax earnings and return on capital employed strate-gic goals of the Company. For 1994, his award based on Company goal performance was $777,600, approximately 96% of his target payout.

Equity Participation

    The Compensation Committee believes that equity participation of its executives and other key associates creates a critically important long term partnership between the shareholders and the executives and other key associ-ates. The equity participation of each executive named in the Summary Compensa-tion Table may be found listed in the table under the caption "OWNERSHIP OF COMMON STOCK". As reflected in such table, executive officers have equity par-ticipation in the Company. Therefore, annual stock option grants have not gen-erally been provided to existing executive officers, but stock options or awards may become part of the compensation package of existing executive officers in the future. Significant stock option grants have been made as part of the com-pensation package offered to attract a new executive officer, when there is a significant increase in the responsibilities of an executive and to recognize outstanding effort on the part of an executive officer.

Tax Deductibility of Compensation

    The Compensation Committee approved separate performance-based executive compensation programs for certain executive officers to preserve the Company's tax deduction for annual incentive and long term incentive compensation to Mr. Brennan and the other four most highly compensated executive officers. These compensation programs are administered by the Incentive Compensation Committee. The Stock Ownership Plan has been amended to qualify option grants under the Stock Ownership Plan as performance-based to preserve the tax deduction to the Company upon exercise of those options which had been or will be granted with an exercise price at least equal to the fair market value of the Class A Shares to which the options relate at the time of grant.

    It is the Compensation Committee's policy to maximize the effectiveness, as well as the tax efficiency, of the Company's executive compensation programs. Therefore, to maintain flexibility to take actions which it deems to be in the best interests of the Company and its shareholders, the Compensation Committee may approve executive compensation programs that may not qualify for tax deductibility.

                        Compensation Committee:

                        Silas S. Cathcart, Chairman
                        Bernard F. Brennan

                        Incentive Compensation Committee (with respect to matters administered by the Incentive
                        Compensation Committee):

                        Silas S. Cathcart
                        Myron Lieberman

                        SUMMARY COMPENSATION TABLE

    The following table sets forth summary compensation information for (i) the Company's Chief Executive Officer and (ii) the four most highly compensated other executive officers who were serving as executive officers at the end of the Company's 1994 fiscal year (the chief executive officer and all such off-icers collectively being the "Named Executive Officers").

                                                                       Long Term
                  Annual Compensation                                 Compensation

                                                    Other       Securities                 All Other
                                                    Annual      Underlying        LTIP       Compen-
Name and                                         Compensation     Options       Payout       sation
Principal Position   Year   Salary($)   Bonus($)     ($)(1)         (#)           ($)        ($)(2)
Bernard F. Brennan   1994    950,000    565,600        1,912        ------      777,600      1,125
  Chairman and Chief 1993  1,052,500    400,000    3,747,054        ------      732,555      2,936
  Executive Officer  1992  1,017,500    354,200    1,497,488        ------      587,777      2,884

Bernard W. Andrews   1994    717,742    250,000      363,793       600,000      361,100      1,125
  President(3)

Richard Bergel       1994    562,500    200,000       27,962       200,000      288,900      1,125
  Vice Chairman      1993    404,167    130,000      279,336        ------      200,700      2,936
                     1992    350,000    125,000      136,993        ------      132,510      2,884

G. Joseph Reddington 1994    410,000    250,000           44       300,000      288,900          0
  Chairman and Chief
  Executive Officer -
  Signature Financial/
  Marketing Inc.(4)

Spencer H. Heine     1994    391,667     76,780       2,330         ------      192,600      1,125
  Executive Vice     1993    279,167     75,000      59,196         ------      101,775      2,936
  President, Sec-    1992    223,750     68,304      22,460         ------       72,870      2,694
  retary and General
  Counsel

1 Includes company paid legal fees, company paid medical supplement, payment of relocation costs, taxes paid on stock transfers and purchases of Company stock at below-market prices. With respect to such legal fees, see "OTHER TRANSACTIONS AND CERTAIN RELATIONSHIPS" below. Also includes executive per-quisites for Mr. Bergel (primarily a living expense allowance of $0, $27,201 and $25,708 and a cash bonus equal to related income taxes of $0, $21,160 and $14,732 for 1994, 1993 and 1992, respectively). No other named exec-utive officer received perquisites exceeding $50,000 or 10% of salary and bonus. Also includes $300,000 paid to Mr. Andrews In 1994 in connection with his hiring.

2 Represents Company matching contributions to the Savings and Profit Sharing Plan.

3 Mr. Andrews joined the Company as President on January 28, 1994. He re-signed from the Company in 1995.

4 Mr. Reddington joined the Company as Chairman and Chief Executive Officer of Signature Financial/Marketing, Inc., a wholly-owned subsidiary of Montgomery Ward ("Signature") on April 28, 1994.

    OPTION GRANTS AND EXERCISES

    The following tables set forth summaries of the terms of stock options granted to Messrs. Andrews, Bergel and Reddington during the Company's 1994 fiscal year and the value of unexercised options held by them as of December 31, 1994, using assumed annual rates of stock price appreciation. No other Named Executive Officer received options during the 1994 fiscal year. None of the Named Executive Officers exercised any stock options during the 1994 fiscal year. No stock appreciation rights were granted to or exercised by any of the Named Executive Officers during the 1994 fiscal year.


                       Option Grants In Last Fiscal Year

                                                                                Potential Realizable  Value
                                                                               at Assumed Annual Rates of
                                                                               Stock Price Appreciation
                                 Individual Grants                                 for Option Term


                                       Percentage of
                           No. of         Total
                         Securities      Options
                         Underlying     Granted to       Exercise
                          Options       Associates        or Base     Expir-
                          Granted       in Fiscal         Price       ation
 Name                       (#)           Year            ($/Sh)      Date       5%($)        10%($)

Bernard W. Andrews        100,000          5.0%           12.50     1/18/2004   3,066,571     5,623,418
                          500,000         24.9%           22.50     1/18/2004  10,332,854    23,117,088

Richard Bergel            200,000          9.9%           22.50     4/1/2004    4,133,142     9,246,835

G. Joseph Reddington      100,000          5.0%           16.50     7/1/2004    2,666,571     5,223,418
                          200,000          9.9%           26.50     7/1/2004    3,333,142     8,446,835



                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values

                         Number of Securities Underlying Unexercised                    Value of Unexercised
                                    Options at FY-End (#)                           In-the-Money Options at FY-End


  Name                       Exercisable           Unexercisable                     Exercisable        Unexercisable
Bernard W. Andrews             350,000                 250,000                        $2,400,000         $1,000,000

Richard Bergel                       0                 200,000                                 0            800,000

G. Joseph Reddington           150,000                 150,000                           500,000            500,000

LONG TERM INCENTIVE PLAN AWARDS

    Certain senior executives of Montgomery Ward are eligible to participate in the Executive Long-Term Incentive Plan. To receive an award, the participant must on the last day of the applicable cycle be the chief executive officer of the Company or be among the four highest compensated officers of the Company (not taking into account the chief executive officer). The Executive Long-Term Incentive Plan generally consists of three-year cycles that can be initiated annually. However, in 1994 three cycles were initiated -- a one-year cycle ending in 1994, a two-year cycle ending in 1995 and a three-year cycle ending in 1996. If specific objectives for the pre-tax earnings and return on equity for the Company and its subsidiaries established by the Incentive Compensation Committee are achieved for any designated cycle, cash is awarded based upon a target Executive Long-Term Incentive Plan payout, which is a percentage (determined by the Incentive Compensation Committee) of the base salary of each participant, but in no event may the target Executive Long-Term Incentive Plan payout for any participant exceed $2,000,000 for any cycle. Satisfactory performances below or above target performance objectives are arithmetically interpolated to determine preliminary payouts. The Incentive Compensation Committee may in its discretion reduce the Executive Long-Term Incentive Plan payout of any participant. No award shall be made if the Incentive Compensation Committee determines that the participant's conduct has been detrimental to the Company or its subsidiaries.

    For 1994, the Incentive Compensation Committee set performance goals for the initial three cycles based on pre-tax earnings and return on equity for all three cycles. Until the Incentive Compensation Committee determines otherwise, the target payout will be based on 85% of base salary at the time of payout for the chief executive officer and 50% of base salary at the time of payout for all other participants. Executives who are hired into the eligible participant group after the beginning of a cycle will have a target Executive Long-Term In-centive Plan payout prorated based on the proportion of the cycle objectives achieved after the first day of the quarter following their commencement of em-ployment through the end of the cycle. Until the Incentive Compensation Com-mittee determines otherwise with respect to subsequent cycles not yet commenced, the pre-tax earnings and return on equity objectives are weighted sixty percent (60%) and forty percent (40%), respectively.

    The following table sets forth information regarding the participation of the Named Executive Officers in the three-year award cycle under the Montgomery Ward Executive Long-Term Incentive Plan commencing in the Company's 1994 fiscal year.


             Long-Term Incentive Plans - Awards in Last Fiscal Year

                                        Performance     Estimated Future Payouts under Non-Stock
                          Number of       or Other          Price-Based Plans
                         hares, Units   Period Until
                           or Other     Maturation or
Name                      Rights (#)1     Payout      Threshold($)2    Target($)3    Maximum($)4

Bernard F. Brennan         807,500         1996           403,750       807,500      1,130,500
Bernard W. Andrews 5           ---          ---               ---           ---            ---
Richard Bergel             300,000         1996           150,000       300,000        420,000
G. Joseph Reddington       300,000         1996           150,000       300,000        420,000
Spencer H. Heine           200,000         1996           100,000       200,000        280,000



    1 Units each represent one dollar of target payout, based on a target of 50% of current base salary for Messrs. Bergel, Reddington and Heine and 85% of current base salary for Mr. Brennan.

    2 While there are no per se threshold payouts under the Executive Long-Term Incentive Plan, it is unlikely that the Incentive Compensation Committee would approve payouts if arithmetic interpolation of the targets would result in a payout less than 50% of target payouts.

    3 Target levels are based on the attainment of target performance goals, with no adjustment to the payout made by the Incentive Compensation Committee.

    4 While there are no per se maximum payouts under the Executive Long-Term Incentive Plan (other than the $2,000,000 payout maximum), it is unlikely that the Incentive Compensation Committee would approve payouts in excess of 140% of target payouts.

    5 Mr. Andrews resigned as an officer of the Company in 1995. He will receive no further payouts under the Executive Long-Term Incentive Plan. Had he not resigned, Mr. Andrews would have been eligible to receive from a "threshold" level of $187,500 to a "maximum" payout of $525,000.


PENSION PLAN

    Executive officers of Montgomery Ward, in addition to many other associates, participate in a pension plan ("Pension Plan"), which provides benefits defined by formulae based primarily on a participant's annual compensation, offset as provided below by benefits provided by the participant's accounts in the Savings and Profit Sharing Plan ("Savings Plan"), in which executive officers of Montgomery Ward, in addition to many other associates, participate. From 1989 through 1993, no more than $200,000, as ad-justed annually under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), of any participant's compensation was considered for any purpose, including for purposes of the formulae, under the Pension Plan. Beginning in 1994, no more than $150,000, as so adjusted, of any participant's compensation is considered for any purpose, including for purposes of the formulae, under the Pension Plan. The monthly pension benefit to which current associates are entitled under the Pension Plan at the normal retirement age of 65 is generally based on different benefit formulae that are applicable to different years of service. The formula for service after 1988 applies to credited service, as defined in the Pension Plan, earned after 1988 while making contributions to the Savings Plan and is based on "career earnings". A partici-pant's annual benefit under the post-1988 formula is 1.5% of the participant's eligible pay for each year of credited service after 1988. The Pension Plan formulae benefit is determined by adding the benefit under the post-1988 formula to the participant's accrued benefit under the Pension Plan as of December 31, 1988, as determined under the formulae in effect prior to 1988. A participant's benefit determined under the Pension Plan is reduced by an amount equivalent to an annuity which could be purchased with the participant's Basic Contribution and Transferred Contribution accounts in the Savings Plan.

    The following table sets forth the estimated annual benefits (calculated on a straight life annuity basis) upon retirement at age 65 under the Pension Plan, which is the only defined benefit plan under which associates of Mont-gomery Ward can currently accrue benefits, to the Named Executive Officers (calculated on the basis of estimated years of service at retirement age; levels of compensation paid in calendar year 1994 (including compensation pursuant to the Senior Executive Performance Management Program), assuming 6% annual in-creases(for executives other than Mr. Andrews); but with regard to Code limita-tions on compensation and benefits and without regard to any reduction for benefits under the Savings Plan):

                       Estimated Annual Pension
Name of Participant        at Retirement

Bernard F. Brennan . . . .   $103,778
Bernard W. Andrews*. . . .     18,812
Richard Bergel . . . . . .     95,404
G. Joseph Reddington . . .     33,413
Spencer H. Heine . . . . .     91,315

_____________________________________________________

    *    Mr. Andrews resigned as an officer of the Company in 1995.


EMPLOYMENT CONTRACTS AND SEVERANCE ARRANGEMENTS

    Executive Agreements. In the course of recruiting new executives, promoting existing associates to executive positions and increasing the responsibilities of existing executives, Montgomery Ward frequently enters into agreements which set forth the general terms of the compensation and severance arrangements for such executive. Such agreements have, in the past, typically set forth, among other things, a recipient's base salary, the target bonus under the PMP, the maximum percentage of the target bonus under the PMP that can be earned, participation in the Executive Long-Term Incentive Plan with initial target bonuses for applicable Executive Long-Term Incentive Plan cycles, the percentage of the executive's base pay that can be earned annually through the Executive Long-Term Incentive Plan after the initial bonus target period has run, bonus guarantees, if any, and the number of stock options, if any, that will initially be granted to the executive in his or her new position.

Of the executive officers named in the Summary Compensation Table, Montgomery Ward has entered into agreements of this type with Messrs. Andrews, Bergel and Reddington.

    The agreements with Messrs. Andrews, Bergel, and Reddington specify, respectively, (i) initial annual base salary of $750,000, $600,000 and $600,000;
(ii) PMP target bonuses of $250,000, $200,000 and $250,000, in each case guaranteed at 100% for 1994, and in each case with opportunities to earn up to 150% of such target bonuses; and (iii) Executive Long Term Incentive Plan participation at a target bonus level of base salary for each executive of 50%. As set forth in these agreements, Mr. Andrews received a payment of $300,000 as well as options to purchase 500,000 Class A Shares at $22.50 per share, with such options vesting 50% on January 31, 1994 and the remaining 50% on January 31, 1995, and options to purchase 100,000 Class A Shares at $12.50 per share, with such options vesting 100% on January 1, 1994; Mr. Bergel re-ceived options to purchase 200,000 Class A Shares at $22.50 per share, with such options vesting 100% on April 4, 1996; and Mr. Reddington received options to purchase 100,000 Class A Shares at $16.50 per share, with such options vesting 50% on July 1, 1994 and the remaining 50% on July 1, 1995, and options to pur-chase 200,000 Class A Shares at $26.50 per share, with such options vesting 50% on January 31, 1995 and the remaining 50% on January 31, 1996. In addition, Montgomery Ward agreed with Mr. Bergel that if, before March 1, 1996, Mr. Bergel incurs state tax liability on dividends paid on the Company's Common Stock or on his sale of such stock in a public market, the Company will "gross-up" such taxes to the extent they exceed 3.0%.

    Montgomery Ward also agreed with Mr. Bergel that, upon the occurrence of certain events, including his separation from Lechmere, Inc. before April 1, 1996, Mr. Bergel may elect to retire upon thirty days notice, that upon Mr. Bergel's retirement, he will be permitted to sell 25% of the Class A Shares held by him to the Company for cash in each of the year of such retirement and the next succeeding three (3) years, and that upon Mr. Bergel's retirement, Montgomery Ward will provide him with a 100% relocation package to move to any location of his choice in the continental United States. Montgomery Ward agreed with Mr. Reddington that should his employment terminate under certain circumstances, his base salary and most recent short-term bonus awards would be guaranteed and paid through December 31, 1997, that Montgomery Ward will give Mr. Reddington not less than eighteen (18) months notice of its wish not to con-tinue Mr. Reddington's services, and that after December 31, 1997, Mr. Reddington will be covered by the normal Senior Officer Severance Plan then in effect. In addition, Montgomery Ward agreed with Mr. Reddington that should his employment terminate under certain other circumstances prior to December 31, 1997, including in the event of a "change of control", Mr. Reddington will be entitled to his base salary and bonuses through December 31, 1997 as if he had continued to be employed through that date plus pro rata shares of the awards to which he would have been entitled under the Executive Long-Term Incentive Plan based on his employment through the actual date of termination. Montgomery Ward agreed with Mr. Andrews that should his employment terminate under certain cir-cumstances, his base salary and most recent short-term and long-term bonus awards would be guaranteed and paid through January 31, 1997. The Company and Mr. Andrews are currently discussing what severance benefits, if any, Mr. Andrews will receive in connection with his resignation. Montgomery Ward also agreed with Mr. Andrews that, in connection with Mr. Andrews' resignation, the Company will offer to purchase from Mr. Andrews all of the Class A Shares acquired as a result of the exercise of the options held by him.

    Senior Officer Severance Plan. The normal Severance Plan for certain senior officers of Montgomery Ward provides that upon termination of a participating officer's employment with Montgomery Ward, for reasons other than cause, death, retirement or resignation, the senior officer will receive from Montgomery Ward a payment equal to 12 months of his or her base pay. This payment is to be in lieu of any other severance pay benefits available to the senior officer under any other Montgomery Ward policy. The participants in this plan currently consist of seventeen (17) senior officers of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Brennan, Chief Executive Officer of the Company and Chief Executive Officer of Montgomery Ward, serves as a member of the Compensation Committee of Montgomery Ward's Board of Directors. Robert A. Kasenter, Executive Vice President of the Company and Executive Vice President, Human Resources of Montgomery Ward, serves as Secretary of the Compensation Committee of Montgomery Ward's Board of Directors, although Mr. Kasenter is not a director of the Company or of Montgomery Ward.


PERFORMANCE GRAPH

    The following Performance Graph compares the Company's cumulative total stockholder return on its Common Stock for the period beginning January 1, 1990 and ending December 31, 1994, with the cumulative total return of the Standard
& Poor's 500 stock index and the cumulative total return of a peer group of companies consisting of the Standard & Poor's Retail (General Merchandise) Group (the "Peer Group") for the same period. In all cases, a $100 investment at the Initial Measuring Point and dividend reinvestment has been assumed, although divided reinvestment is not currently available with respect to the Company's Common Stock.


              COMPARISON OF FIVE YEAR CUMULATIVE RETURN AMONG
      MW HOLDING, S&P 500 INDEX AND S&P RETAIL (GENERAL MERCHANDISE)
                                  INDEX

                                                                  Jan. 1,
Company / Index Name                       1990       1991      1992      1993      1994      1995
Montgomery Ward Holding Corp.           $100.00    $163.47   $207.03   $251.03   $300.53   $306.03
Standard & Poor's 500 Index             $100.00    $ 96.89   $126.42   $136.05   $149.76   $151.74
Standard & Poor's Retail
 (General Merchandise) Index            $100.00    $102.28   $180.97   $206.30   $189.55   $162.15

OWNERSHIP OF COMMON STOCK

    The following table sets forth the beneficial ownership, as of April 1, 1995, of Class A Shares (i) by each person who is a director or a nominee for director of the Company (none of whom except the individuals identified owns any shares of the Company's equity securities), (ii) by each of the Named Executive Officers, (iii) by each person who is known to be a holder of more than 5% of Class A Shares and (iv) by all directors and executive officers of the Company as a group.


Individual or Group                        Shares              %

Bernard F. Brennan (a)                   16,997,795          88.5%
Myron Lieberman (b)                       2,511,721          13.1%
Bernard W. Andrews (c)                      600,000           3.0%
Richard Bergel (d)(e)                       852,500           4.4%
G. Joseph Reddington (f)                    200,000           1.0%
Spencer H. Heine (d)                        251,250           1.3%
John L. Workman (d)(g)                      220,700           1.1%
Silas S. Cathcart (d)(h)                     16,397           0.1%
Tamara Brennan (i)                        2,200,000          11.5%
All directors and executive
officers as a group (17 persons) (j)     18,756,193          94.4%


_______________________________________________________

(a) Comprised of 13,025,750 Class A Shares (67.9% of the Class A Shares and 29.5% of the Common Stock outstanding as of April 1, 1995) owned of record by Mr. Brennan and with respect to which Mr. Brennan has sole investment and voting power, and 3,972,043 Class A Shares (20.6% of the Class A shares and 9.0% of the Common Stock outstanding as of April 1, 1995) owned of record by Mr. Brennan as voting trustee and with respect to which Mr. Brennan has sole voting power as voting trustee but no investment power. Does not include 2,200,000 Class A Shares (11.5% of the Class A Shares and 5.0% of the Common Stock outstanding as of April 1, 1995) which are owned by Myron Lieberman, as trustee of a trust (the "Family Trust") for the benefit of members of Mr. Brennan's family with respect to which Mr. Brennan has no voting or investment power, but with respect to which Tamara Brennan, Mr. Brennan's wife, may acquire shared voting and dispositive power. See Note (i) below. Mr. Brennan disclaims beneficial ownership of such 2,200,000 Class A Shares. Mr. Brennan's business address is Montgomery Ward Plaza, Chicago, Illinois 60671.

(b) Includes 294,250 Class A Shares represented by Voting Trust Certificates owned by Lieberman Investment Limited Partnership, a limited partnership of which Mr. Lieberman is the sole general partner. Also includes 2,200,000 Class A Shares with respect to which Mr. Lieberman has sole voting and investment power as trustee of the Family Trust. Such 2,200,000 Class A Shares are not deposited in the voting trust under which Mr. Brennan serves as voting trustee. See Note (d) below. All shares other than the 2,200,000 Class A Shares as to which Mr. Lieberman has beneficial ownership are represented by Voting Trust Certificates and such shares are held in a voting trust as to which Mr. Brennan, as voting trustee, has sole voting power. Includes 283 Class A Shares which Mr. Lieberman acquired on April 8, 1995 pursuant to Conversion Rights which arose on April 1, 1995 and which, pursuant to a prior election by Mr. Lieberman, were automatically exercised on April 8, 1995. Does not include Class A Shares which can be acquired pursuant to Conversion Rights which will arise on July 1, 1995 (a date within 60 days of the Company's Annual Meeting to which this Proxy Statement relates), and which, pursuant to a prior election by Mr. Lieberman, will automatically be exercised, because the number of such shares is not determinable as of the date of this Proxy Statement. Mr. Lieberman's business address is 10 South Wacker Drive, Chicago, Illinois 60606.

(c) Includes 600,000 Class A Shares which may be acquired by Mr. Andrews pursuant to options exercisable on April 1, 1995. Mr. Andrews resigned as an officer of the Company in 1995. As a result, any Class A Shares acquired by Mr. Andrews pursuant to the exercise of the options reported herein will be subject to certain purchase and repurchase options. The Company has agreed to offer to purchase from Mr. Andrews the Class A Shares acquired if Mr. Andrews exercises the options reported herein.

(d) Represents ownership of Voting Trust Certificates with respect to shares held in a voting trust (the "Voting Trust") as to which Mr. Brennan, as voting trustee, has sole voting power and the persons indicated have sole investment power.

(e) Includes 60,000 Class A Shares with respect to which Mr. Bergel has sole investment power as trustee of trusts for the benefit of members of the family of Robert A. Kasenter, an officer of the Company. Does not include 90,000 Class A Shares with respect to which Mr. Kasenter, as trustee of a trust for the benefit of members of Mr. Bergel's family, has sole investment power, but with respect to which Mr. Bergel has no voting or investment power.

(f) Includes 150,000 Class A Shares which may be acquired by Mr. Reddington pursuant to options exercisable on April 1, 1995. Also includes 50,000 Class A Shares which can be acquired by Mr. Reddington pursuant to options which become exercisable on July 1, 1995 (a date within 60 days of the Company's Annual Meeting to which this Proxy Statement relates).

(g) Includes 153,100 Class A Shares which may be acquired by Mr. Workman pursuant to options exercisable on April 1, 1995. Also includes 800 Class A Shares which may be acquired by Mr. Workman pursuant to options which become exercisable on June 23, 1995 and July 10, 1995 (both dates within 60 days of the Company's Annual Meeting to which this Proxy Statement relates).

(h) Includes 226 Class A Shares which Mr. Cathcart acquired on April 8, 1995 pursuant to Conversion Rights which arose on April 1, 1995 and which, pursuant to a prior election by Mr. Cathcart, were automatically exercised on April 8, 1995. Does not include Class A Shares which can be acquired pursuant to Conversion Rights which will arise on July 1, 1995 (a date within 60 days of the Company's Annual Meeting to which this Proxy Statement relates), and which, pursuant to a prior election by Mr. Cathcart, will automatically be exercised, because the number of such shares is not determinable as of the date of this Proxy Statement.

(i) Represents Class A Shares with respect to which Mrs. Brennan, if she were to elect to become an advisor to the trustee of the Family Trust, may acquire shared power to vote or direct the vote of, and shared power to dispose or direct the disposition of, such shares. See Notes (a) and (b) above.

(j) Represents all Class A Shares with respect to which executive officers and directors have investment power, which is in each case sole investment power. Does not include 1,110,759 Class A Shares with respect to which Mr. Brennan has sole voting power as voting trustee, but with respect to which neither he nor any other executive officer or director of the Company has investment power. Includes 548,395 Class A Shares which may be acquired by executive officers or directors at purchase prices ranging from $0.20 to $26.50 per share pursuant to options exercisable on April 1, 1995. Includes 509 Class A Shares which were acquired by directors on April 8, 1995 pursuant to Conversion Rights which arose on April 1, 1995 and which, pursuant to prior elections by such directors, were automatically exercised on April 8, 1995. Does not include Class A Shares which can be acquired by directors pursuant to Conversion Rights which will arise on July 1, 1995 (a date within 60 days of the Company's Annual Meeting to which this Proxy Statement relates), and which, pursuant to prior elections by Messrs. Cathcart and Lieberman, will automatically be exercised, because the number of such shares is not determinable as of the date of this Proxy Statement. Includes 120,225 Class A Shares which can be acquired pursuant to options which become exercisable on June 18, 1995, June 23, 1995, July 1, 1995 and July 10, 1995 (all dates within 60 days of the Company's Annual Meeting to which this Proxy Statement relates). Does not include Class A Shares beneficially owned by Mr. Andrews, who resigned as an officer and a director of the Company in 1995.

    GE Capital owns 100% of the 25,000,000 Class B Shares currently outstanding. Such shares represented 56.6% of the outstanding Common Stock as of April 1, 1995. GE Capital owns 100% of the 750 shares of Senior Preferred Stock of the Company, having a liquidation value of $100,000 per share (the "Senior Preferred Stock") outstanding as of the date of this Proxy Statement. Such shares represent 100% of the Company's outstanding Preferred Stock. GE Capital's address is 260 Long Ridge Road, Stamford, Connecticut 06902.


CONTROL MATTERS

    Voting of Shares. In the event that the Voting Trust is not in effect or in the event shares of Common Stock of the Company deposited therein are not subject to the Voting Trust, all such shares held by the stockholders generally, except those held by Mr. Brennan, certain trusts for the benefit of members of his family, GE Capital and its affiliates are subject to a voting agreement under which the holders have agreed to vote their shares in the same way Mr. Brennan votes his shares until June 17, 1998 (provided Mr. Brennan still owns shares of Common Stock of the Company, and if Mr. Brennan is not a stockholder, all such shares shall be voted in a manner to effectuate the election of directors pursuant to the arrangements described herein).

    Directors. The Board of Directors consists of eleven members. As noted above, the Stockholders' Agreement provides that six of the Company's directors shall be designated by the Designator, presently Mr. Brennan for these purposes, and five shall be designated by GE Capital.

    If GE Capital and its affiliates cease to own more than 50% of the number of shares of Common Stock initially purchased by them, the number of directors which the Designator is permitted to designate will be increased by one, and the number of directors which GE Capital may designate shall be reduced by one. If GE Capital and its affiliates cease to own 20% or more of such shares of Common Stock, except as described below, GE Capital shall have no right to designate any directors, and the number of directors shall be reduced to nine, seven to be elected by the holders of Class A Common Stock, voting as a class, and two to be elected by the holders of Class B Common Stock, voting as a class, provided that, so long as the Account Purchase Agreement between Montgomery Ward and Montgomery Ward Credit Corporation, a wholly-owned subsidiary of GE Capital ("Montgomery Ward Credit"), relating to the purchase by Montgomery Ward Credit of customer receivables of Montgomery Ward, remains in effect, and GE Capital or any of its affiliates owns any Class B

Common Stock, GE Capital will have the right to elect one of the two directors to be elected by the holders of Class B Common Stock.

    The holders of the Senior Preferred Stock have the right to elect one director to be an additional member of the Company's Board of Directors (a) during the period following a default, for four consecutive quarters, in the payment of accrued dividends on the Senior Preferred Stock, until such accrued dividends shall have been paid in full and (b) during the period following any failure to make a mandatory redemption of Senior Preferred Stock, until such failure shall have been cured.

    The Company's By-laws contain super majority provisions which require that certain actions, such as mergers, substantial asset sales, certain amendments to the Company's Certificate of Incorporation or By-laws, payment of dividends and redemption of Shares other than in accordance with the terms of the Stock-holders' Agreement, public offerings and certain other major corporate transac-tions be undertaken only upon the approval of two-thirds of the directors of the Company.


              OTHER TRANSACTIONS AND CERTAIN RELATIONSHIPS

    In 1991, Montgomery Ward arranged lines of credit with the Northern Trust Company and the First National Bank of Chicago (the "Banks") totaling an aggregate of not more than $10,000,000, of which $4,000,000 is currently available to 20 associates, including directors who are associates of Montgomery Ward and executive officers of the Company (the "Line of Credit Program"). A committee of the Board of Directors of the Company (consisting of Messrs. Brennan and Lieberman) determines which associates are eligible to borrow money under the Line of Credit program and the maximum amounts which each, respect-ively, can borrow. Any director or executive officer desiring to borrow money from a Bank under the Line of Credit Program is required to pledge to such Bank as collateral a number of Class A Shares of vested stock of the Company held by the individual, the fair market value of which is equal to twice the amount the individual desires to borrow. All loans are payable in five years with annual interest payments. Any loan may be prepaid without penalty. Interest accrues at the lending Bank's prime rate. The Company has agreed with the Banks that, in the event any individual should default upon his or her repayment obliga-tions, the Company will purchase the note from the Bank or purchase the pledged stock from the Bank at the fair market value with the entire amount defaulted upon to be paid by the Company if, and to the extent, the defaulted amount ex-ceeds the amount of the payment for the Class A Shares. As of December 31, 1994, one (1) loan in excess of $60,000 is outstanding to executive officers of the Company under the Line of Credit Program: Robert A. Kasenter, Executive Vice President of the Company, for $130,735.

    Montgomery Ward extends credit to its customers under an open-end revolving credit plan and in connection therewith, Montgomery Ward and Montgomery Ward Credit Corporation, a wholly-owned subsidiary of GE Capital, have entered into an Account Purchase Agreement pursuant to which Montgomery Ward Credit purchases receivables from time to time and provides services to Montgomery Ward. Under the terms of a letter agreement dated June 24, 1988 among Signature, Montgomery Ward Credit and Montgomery Ward, Montgomery Ward Credit is purchasing the customer accounts receivable of Signature on terms similar to those contained in the Account Purchase Agreement. Set forth below is a description of various transactions entered into in connection with the Account Purchase Agreement and in connection with the letter agreement. Unless otherwise specified, informa-tion given is for aggregate transactions under both the Account Purchase Agree-ment and the letter agreement. As of December 31, 1994, there were $5.2 billion of Montgomery Ward private label credit card receivables owned by Montgomery Ward Credit. During the 1994, 1993 and 1992 fiscal years, Montgomery Ward Credit purchased approximately $4.1 billion, $3.7 billion and $3.5 billion, respectively, of such receivables from Montgomery Ward. As of April 1, 1995, Montgomery Ward Credit has purchased approximately $802.6 million of such receivables from Mont-gomery Ward during the current fiscal year. The Company anticipates significant additional purchases under the Account Purchase Agreement during the remainder of fiscal 1995. During the 1994, 1993 and 1992 fiscal years, Montgomery Ward paid approximately $35,000,000, $0, and $30,000,000, respectively, to Montgomery Ward Credit in payment of loss sharing under the Account Purchase Agreement, after deducting the amount owed to Montgomery Ward for its share of certain finance charges for 1994. Presently, Montgomery Ward is maker on four notes outstanding payable to Montgomery Ward Credit, one representing credit losses in fiscal 1991 for $18,000,000, one representing credit losses in fiscal 1992 for $63,620,000, one representing credit losses in fiscal 1993 for $25,507,000, and one representing credit losses in fiscal 1994 for $53,652,000, after deducting the amount owed to Montgomery Ward for its share of certain finance charges for 1994. During 1992, finance charge rates assessed on the Montgomery Ward credit card were increased in certain states effective July 1, and October 1 and Mont-gomery Ward is entitled to share in such increased finance charges. Under the Account Purchase Agreement, Montgomery Ward's share of such increases is available for offset against the notes described above made by Montgomery Ward payable to Montgomery Ward Credit. Such amount is evidenced by a note which bears interest at the same rate and is due at the same time as the notes payable to Montgomery Ward Credit. The finance charge offset applicable to those notes is $24.3 million. Under the letter agreement, Montgomery Ward Credit also pro-vides administrative services in connection with Signature products. Fees paid by Signature to Montgomery Ward Credit for such services in each of the Company's 1994, 1993 and 1992 fiscal years totaled approximately $5 million.

    Montgomery Ward has entered into a Program Agreement dated October 12, 1989 with GE Capital, under which GE Capital pays certain manufacturers and distributors a discounted invoice price of products acquired by Montgomery Ward and whereby Montgomery Ward reimburses GE Capital for such payments according to an agreed-upon schedule. The aggregate amount of outstanding payments and other amounts payable under the Program Agreement is not to exceed $175 million at any one time. During the Company's 1994 fiscal year, Montgomery Ward reimbursed approximately $468 million to GE Capital under the Program Agreement. As of April 1, 1995, Montgomery Ward has reimbursed approximately $159 million under the Program Agreement during the current fiscal year. The Company anticipates continuing reimbursement obligations pursuant to the Program Agreement.

    General Electric Corporation, the parent of GE Capital, is, in the ordinary course of its business, a major supplier of consumer goods to Montgomery Ward for sale at Montgomery Ward's stores in the ordinary course of its business.

    Myron Lieberman, a director of the Company and Montgomery Ward, is a senior partner in the law firm of Altheimer & Gray. Altheimer & Gray renders legal services to the Company and its subsidiaries as the regular outside counsel, and under a retainer agreement entered into between Altheimer & Gray and the General Counsel, as the counsel on specific corporate matters which, prior to October, 1991, were handled by internal legal counsel. Fees paid by the Company to Altheimer & Gray during the Company's 1994 fiscal year totalled approximately $3.6 million.

OTHER MATTERS

SECTION 16(a) REPORTING

    Section 16(a) of the Securities Exchange Act of 1934, and the rules promulgated thereunder, requires the Company's executive officers, directors and holders of 10% or more of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. GE Capital did not timely file with the SEC a Form 4, Statement of Changes in Beneficial Ownership, with respect to the redemption of all then-outstanding preferred stock of the Company owned by it on September 30, 1992. The Form 4 with respect to such transaction was due no later than October 10, 1992. GE Capital reported said transaction on a Form 4 filed by it on May 9, 1994. Mr. Reddington did not timely file with the SEC a Form 4 with respect to the grant to him of options to purchase Class A Shares on December 28, 1994. The Form 4 with respect to such transaction was due no later than January 10, 1995. Mr. Reddington reported said transaction on a Form 4 filed by him on April 10, 1995.

INDEPENDENT AUDITORS

    The Board of Directors has appointed the firm of Arthur Andersen & Co. as independent auditors for the Company and its subsidiaries for the fiscal year ending December 30, 1995. Arthur Andersen & Co. has served as the Company's independent auditors since the Company's organization in 1988 and as independent auditors for Montgomery Ward and its subsidiaries for many years.

    It is not anticipated that representatives of Arthur Andersen & Co. will be present at the meeting.


OTHER BUSINESS

    MW Holding is not aware of any business or matter other than those indicated above which may properly be presented at the meeting.


PROXY SOLICITATION AND REVOCATION

    The enclosed proxy is solicited on behalf of the Board of Directors and is revocable at any time prior to the voting. The cost of soliciting proxies will be borne by MW Holding.


STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the 1996 annual meeting of stockholders must be received by the Company no later than December 29, 1995, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

    By Order of the Board of Directors,

         Spencer H. Heine
         Executive Vice President,
         Secretary and General Counsel

                       MONTGOMERY WARD HOLDING CORP.
                         One Montgomery Ward Plaza
                          Chicago, Illinois 60671

         Proxy for Annual Meeting of Stockholders on May 12, 1995

        This Proxy is solicited on behalf of the Board of Directors


    Bernard F. Brennan and Spencer H. Heine, or either of them, with full power of substitution, are hereby authorized to vote the shares of Common Stock of Montgomery Ward Holding Corp. which the undersigned is entitled to vote at the 1995 Annual Meeting of Stockholders to be held at the corporate offices of Montgomery Ward Holding Corp., Montgomery Ward Plaza, Chicago, Illinois 60671 on Friday, May 12, 1995 at 8:00 a.m., and at all adjournments thereof as indicated on this card for the proposals described in the Notice and Proxy Statement for such meeting and in their discretion on other matters which may properly come before the meeting.

Unless otherwise instructed, this proxy will be voted FOR the nominees listed in Proposal 1.


Please mark, sign and mail this proxy promptly in the enclosed envelope.

1.  Election of Director Nominees:

    Messrs. Brennan, Bergel, Heine, Reddington, Workman, Lieberman, Cathcart, Nayden, Parke and Porter

     FOR nominees   WITHHELD from nominees   FOR, except vote
                                            WITHHELD from the
                                            following nominee(s):










                        Signature:

                        Capacity / Title:

                        Date:

Sign the exact name of the shareholder as it appears on your certificate(s). If acting as administrator, trustee or in representative capacity, sign name and title.